EXHIBIT 99.5

FOR IMMEDIATE RELEASE


                     CAI WIRELESS CLOSES INTERIM FINANCING


CONTACTS:                           CAI WIRELESS: James P. Ashman, CFO
                                    (518) 462-2632

                  MEDIA:            Anne B. Inman, APR or
                                    Lori Bookbinder
                                    LevLane Public Relations
                                    (610) 667-7313
                                    loribook@levlane.com

                INVESTOR RELATIONS: Jason Thompson
                                    Lippert/Heilshorn & Associates
                                    (212) 838-3777


      Albany, NY (June 6, 1997) - CAI Wireless Systems, Inc. (NASDAQ NM: CAWS) announced today that it has closed its previously-announced interim financing facility. The credit facility, which terminates on March 1, 1999, includes $25 million of term loans which bear interest at 13% and a $5 million revolving loan bearing interest at the prime rate plus 4-3/4%. $10 million of the term loans and $3 million of the revolving loan was made available to CAI at closing. The remaining installments of the term loan and revolving loan will be available to CAI upon the achievement of certain operating benchmarks by CAI.

      In connection with the closing, CAI paid various closing fees and costs associated with the credit facility. In addition, CAI issued warrants to the lenders to purchase an amount of common stock equal to the maximum amount of principal and interest outstanding on a 2-year, $1.5 million note bearing interest at 14% issued by CAI as an additional fee to the lenders. The warrants are exercisable at a per share price equal to the lowest of (i) $1.90 per share, (ii) the lowest effective net price which CAI receives in any recapitalization event, (iii) the 20-day trading average of CAI common stock immediately following a recapitalization event, and (iv) the 20-day trading average of CAI common stock immediately following confirmation of a plan or reorganization under Chapter 11 of the Bankruptcy Code.

      The credit facility, which is secured by the assets of CAI, including a pledge of the stock of its wholly-owned subsidiaries and the stock held by CAI of CS Wireless Systems, Inc., an MMDS operator with markets primarily in the midwestern and southwestern regions of the United States, is provided by Foothill Capital Corporation and Canyon Capital Management, L.P., and is permissible under the terms of CAI's existing senior debt.

      CAI, based in Albany, operates six analog-based wireless video systems in New York City, Rochester and Albany, NY; Philadelphia, PA; Washington, DC; and Norfolk/Virginia Beach, VA, and provides Internet access service in Rochester and New York City. CAI also owns a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and Syracuse, NY; Providence, RI; Hartford, CT; Boston, MA; Baltimore, MD; and Pittsburgh, PA. CAI also owns approximately 48% of CS Wireless Systems, Inc.


      THE STATEMENTS CONTAINED IN THIS PRESS RELEASE RELATING TO CAI'S FUTURE OPERATIONS CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AND MAY BE AFFECTED BY A NUMBER OF FACTORS INCLUDING THE ABILITY OF CAI TO ACHIEVE THE OPERATING BENCHMARKS NECESSARY TO RECEIVE THE BALANCE OF THE TERM AND REVOLVING LOANS DESCRIBED IN THIS PRESS RELEASE, THE RECEIPT OF REGULATORY APPROVALS FOR ALTERNATIVE USES OF ITS MMDS SPECTRUM, THE AVAILABILITY OF NEW STRATEGIC PARTNERS AND THEIR WILLINGNESS TO ENTER INTO ARRANGEMENTS WITH CAI, THE TERMS OF SUCH ARRANGEMENTS, THE SUCCESS OF CAI'S TRIALS IN VARIOUS OF ITS MARKETS, THE COMMERCIAL VIABILITY OF ANY ALTERNATIVE USE OF MMDS SPECTRUM, CONSUMER ACCEPTANCE OF ANY NEW PRODUCTS OFFERED OR TO BE OFFERED BY CAI, SUBSCRIBER EQUIPMENT AVAILABILITY, TOWER SPACE AVAILABILITY, ABSENCE OF INTERFERENCE AND THE ABILITY OF CAI TO REDEPLOY OR SELL EXCESS EQUIPMENT, AS WELL AS OTHER FACTORS CONTAINED HEREIN AND IN CAI'S SECURITIES FILINGS.
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